Exhibit 99.1

The First Bancorp Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – March 21, 2013 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.5 cents per share. This first-quarter dividend, which is payable April 30, 2013, to shareholders of record as of April 5, 2013, is equal to the 19.5 cents per share declared in the previous eighteen quarters.
“I am pleased that we are able to maintain the generous dividend payout our shareholders enjoy,” observed Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “Consistent earnings and strong capital ratios are the two most important factors that enable us to pay dividends at this level. Based on last night’s closing price of $18.01 per share, the annualized dividend of 78 cents per share translates into a yield of 4.33%. As noted in previous quarters, we feel this makes The First Bancorp’s shares especially attractive.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3272.